EXHIBIT 99.1

        AMERICAN RIVER HOLDINGS ELECTS AMADOR BUSTOS AS NEW BOARD MEMBER

SACRAMENTO, CA - JANUARY 2, 2004 -American River Holdings' (Nasdaq:AMRB) Chairman of the Board, Charles D. Fite, announced the addition of Amador Bustos to their Board of Directors effective January 3, 2004.

Amador Bustos is Chairman and CEO of Bustos Media Corporation, an acquisition vehicle for Spanish language radio stations throughout the United States. Mr. Bustos is also the Managing Partner of his family's investment company: Bustos Asset Management, LLC.

In 1992 Mr. Bustos launched Z-Spanish Media with radio station KZSA-FM in Sacramento, California. In 2000 Z-Spanish owned and operated 32 radio stations, and provided syndicated radio programs to 46 other affiliates across the country, merging with Entravision Communications Corporation (NYSE:EVC).

Mr. Bustos currently serves on the Board of Directors for the Sacramento Region Community Foundation, Sacramento Hispanic Chamber of Commerce, Broadcast Music Incorporated and is Chairman of the Board for Shari's Berries International. In addition, Mr. Bustos serves on the investment committee for Hispania Capital Partners, which provides equity financing to late-stage companies serving the Hispanic market for internal growth or acquisitions.

Mr. Bustos received two Bachelor Degrees, one in Philosophy, and another in Ethnic Studies from the University of California at Berkeley. He continued his graduate work at Berkley and obtained a Masters Degree in Education Administration and did Doctoral Studies in Sociology of Education.

"We are excited to have Amador join our company," said David Taber, President and CEO of American River Holdings, "he is an established entrepreneur and business leader whose input will be helpful."

American River Holdings is the parent company of American River Bank, a community business bank located in Sacramento, California that operates a family of financial service providers including North Coast Bank in Sonoma County, and first source capital in Sacramento.

Related websites: www.amrb.com, www.northcoastbank.com, www.americanriverbank.net, www.firstsourcecapital.com



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